FOR IMMEDIATE RELEASE


Contact:    Steven F. Groth, Chief Financial Officer
            (212) 599-8000



       FINANCIAL FEDERAL CORPORATION ANNOUNCES RESULTS OF
      THE CALL OF ITS 4.5% CONVERTIBLE  SUBORDINATED NOTES
      ----------------------------------------------------

NEW YORK, NY: August 19, 2002 - Financial Federal Corporation ("FIF" - NYSE) announced today the following results of its call of its $91.2 million of 4.5% convertible subordinated notes; $56.2 million of the notes were redeemed for cash at 101.929% of the principal amount plus accrued interest and $35.0 million of the notes were converted into 1.16 million shares of the Company's common stock at the conversion price of $30.15625 per share.

The cash redemption resulted in a $1.1 million after-tax charge that will be recorded in the Company's first quarter of fiscal 2003 ending October 31, 2002 and will have a positive impact on the Company's diluted earnings per share through the elimination of 1.86 million shares, or approximately 9% of the current total shares used in the diluted earnings per share calculation.


Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide. For additional information, please visit the Company's website at www.financialfederal.com.


This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Readers are referred to the most recent reports on Forms 10-K and 10-Q filed by the Company with the Securities and Exchange Commission that identify such risks and uncertainties.


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